EXHIBIT 99.1

                            FOR IMMEDIATE RELEASE

                      HALLMARK FINANCIAL SERVICES, INC.
                     FIRST QUARTER 2003 EARNINGS RESULTS

 DALLAS, Texas, (May 6, 2003) - Hallmark Financial Services, Inc, today reported operating results for the first quarter ended March 31, 2003. Net income for the quarter ended March 31, 2003 was $8.6 million, or $0.75 on a diluted per share basis, as compared to a net loss of $1.5 million, or $0.14 on a diluted per share basis for the same period in 2002. Excluding the extraordinary gain and the cumulative effect of a change in accounting principle described below, net income for the quarter ended March 31, 2003 was $0.4 million, as compared to net income of $0.2 million for the same period in 2002.

 Total revenues were $18.7 million for the quarter ended March 31, 2003, as compared to $5.1 million for the corresponding 2002 period.

 Hallmark's first quarter 2003 earnings were favorably impacted by its recent acquisitions of Phoenix Indemnity Insurance Company ("Phoenix"), effective January 1, 2003, and Millers General Agency ("MGA"), effective December 1, 2002. The acquisition of Phoenix was accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations." This statement requires that the Company estimate the fair value of assets acquired and liabilities assumed by the Company as of the date of the acquisition. In accordance with the application of SFAS 141, the Company recognized an extraordinary gain of $8.2 million from the acquisition of Phoenix. In addition, the Company has shown improvements in its normal operating earnings for the first quarter of 2003, as compared to 2002, due to improved loss ratios as a result of increases in premium rates in the Company's various insurance operations.

 During fiscal 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." This statement requires that the Company identify its reporting units and then, at least annually, measure the amount of impairment, if any, based on a comparison of the fair value of a reporting unit to its carrying value. In connection with the adoption of SFAS No. 142, the Company determined that goodwill as of January 1, 2002, had been impaired by $1.7 million. This goodwill adjustment was made during the fourth quarter of 2002, but is required to be disclosed in the first quarter of 2002 for comparative purposes. The adjustment is a non-cash charge recorded as a cumulative effect of a change in accounting principle.

 "The assimilation of our recent acquisitions and the operational enhancements at our existing Texas non-standard auto insurance operation are proceeding according to the Company's plan," stated Mark E. Schwarz, Chairman and CEO.

 Hallmark Financial Services, Inc. engages primarily in sale of property and casualty insurance products. The Company's business involves marketing, underwriting and premium financing of non-standard personal automobile insurance primarily in Texas, Arizona and New Mexico, commercial insurance in Texas, New Mexico, Idaho, Oregon and Washington, third party claims administration, and other insurance related services. The Company is headquartered in Dallas, Texas and its common stock is listed on the American Stock Exchange under the symbol "HAF.EC".

 Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.

                   For further information, please contact:
             Timothy A. Bienek, President and COO at 972.866.5708
                             www.hallmarkgrp.com
                             -------------------

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                      HALLMARK FINANCIAL SERVICES, INC.
                        AND CONSOLIDATED SUBSIDIARIES
        (In thousands, except earnings per share and shares outstanding)
                         Selected Operating Results

                                                 Three Months Ended March 31
                                                 ---------------------------
                                                    2003            2002
                                                 -----------     -----------
 Gross Premiums Written                         $     21,752    $     13,952

 Total Revenues                                 $     18,721    $      5,148

 Pretax Income                                  $        611    $        299
 Income Tax Expense                             $        208    $        104
 Net Income before Cumulative Effect of
   a Change in Accounting Principle and
   Extraordinary Gain                           $        403    $        195
 Cumulative Effect of a Change in Accounting
   Principle                                    $          -    $     (1,694)
 Extraordinary Gain                             $      8,152    $          -
 Net Income (Loss)                              $      8,555    $     (1,499)

 Basic Earnings Per Share                       $       0.77    $     ( 0.14)

 Diluted Earnings Per Share                     $       0.75    $      (0.14)

 Weighted Average Shares Outstanding, Basic       11,055,307      11,049,133
 Weighted Average Shares Outstanding, Diluted     11,444,911      11,049,133